Exhibit 99.1

Radian Announces Early Results of Exchange Offer

PHILADELPHIA--(BUSINESS WIRE)--December 17, 2012--Radian Group Inc. (NYSE: RDN) today announced the early results of an offer to eligible holders to exchange any and all of Radian’s outstanding 5.375% Senior Notes due June 15, 2015 (the “Old Notes”) for a new series of 9.000% Senior Notes due June 15, 2017 (the “New Notes”) and additional cash consideration, in certain circumstances, as described below (the “Exchange Offer”), for purposes of improving its debt maturity profile.

Based on information provided by the exchange agent to Radian, of the $250 million aggregate principal amount of Old Notes that was outstanding as of December 3, 2012, the commencement date of the Exchange Offer, $195,157,000 aggregate principal amount has been validly tendered for exchange as of 5:00 p.m., New York City time, on December 14, 2012 (the “Early Participation Date”).

Pursuant to the terms and subject to the conditions set forth in the Offer to Exchange memorandum, dated December 3, 2012, and the related letter of transmittal (the “Offering Documents”), Eligible Holders who tendered their Old Notes on or prior to the Early Participation Date will receive a total exchange consideration consisting of (i) an equal principal amount of New Notes for each $1,000 principal amount of outstanding Old Notes tendered and accepted, (ii) an early participation payment of $25.00 in cash for each $1,000 principal amount of Old Notes (the “Early Participation Payment”) tendered, and (iii) a cash payment representing accrued and unpaid interest for such Old Notes from December 15, 2012, the most recent payment date for interest on the Old Notes, to, but not including, the settlement date, which is expected to be on January 4, 2013 (the third business day after the Expiration Date). The Old Notes validly tendered before or after 5:00 pm New York City time, on December 14, 2012 may not be withdrawn unless such date (or in certain circumstances the Expiration Date) is extended or unless required by law.

The Exchange Offer is being conducted upon the terms and subject to the conditions set forth in the Offering Documents. The Exchange Offer is only being made, and copies of the Offering Documents are only being made available, to holders of the Old Notes who have certified to Radian Group Inc. in an eligibility letter as to certain matters, including (i) in the United States, their status as “Qualified Institutional Buyers,” as that term is defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), in a private transaction in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof or (ii) outside the United States, that they are persons other than “U.S. persons,” as that term is defined in Rule 902 under the Securities Act, in offshore transactions in compliance with Regulation S under the Securities Act (“Eligible Holders”). Copies of the eligibility letter are available to holders of Old Notes through the information agent, Global Bondholder Services Corporation, at (866) 873-6300 (toll free) or (212) 430-3774 (for banks and brokers).

Eligible Holders that validly tender their Old Notes after the Early Participation Date and prior to the Expiration Date will not receive the Early Participation Payment but will otherwise receive the same total exchange consideration as will be received by holders that validly tendered their Old Notes on or prior to the Early Participation Date.

The Exchange Offer will expire at 11:59 p.m., New York City time, on December 31, 2012, unless extended or terminated (the “Expiration Date”).

The New Notes have not been registered under the Securities Act or any state securities laws. Therefore, the New Notes may not be offered or sold in the United States or to any U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state securities laws.

This press release is for informational purposes only and does not constitute an offer to purchase, the solicitation of an offer to purchase, or a solicitation of tenders. The information in this press release is subject in all respects to the terms and conditions set forth in the Offering Documents. The Exchange Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. No recommendation is made as to whether or not holders of Old Notes should exchange their Old Notes pursuant to the Exchange Offer. The Exchange Offer is being made solely pursuant to the Offering Documents, which more fully set forth and govern the terms and conditions of the Exchange Offer. The Offering Documents contain important information and should be read carefully before any decision is made with respect to the Exchange Offer.

About Radian

Radian Group Inc., headquartered in Philadelphia, provides private mortgage insurance and related risk mitigation products and services to mortgage lenders nationwide through its principal operating subsidiary, Radian Guaranty Inc. These services help promote and preserve homeownership opportunities for homebuyers, while protecting lenders from default-related losses on residential first mortgages and facilitating the sale of low-downpayment mortgages in the secondary market. Additional information may be found at www.radian.biz.

CONTACT:
Radian Group Inc.
Emily Riley, 215-231-1035
emily.riley@radian.biz